Exhibit 99.1

BIOSCRIP REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS

Elmsford, NY – August 8, 2011 – BioScrip, Inc. (Nasdaq: BIOS) today announced 2011 second quarter financial results.  Second quarter revenue for the period ended June 30, 2011, was $441.4 million with a net loss of $2.3 million, or $0.04 per share, including $8.7 million in restructuring charges and a legal settlement.  Excluding the after tax effect of these charges, the Company earned $0.10 per diluted share. Adjusted EBITDA for the second quarter was $18.1 million.

Second Quarter Highlights

•	Revenue was $441.4 million, an increase of $29.4 million or 7.1% compared to prior year;
•	Gross profit was $76.2 million or 17.3% of sales, compared to $73.5 million or 17.8% of sales in the prior year;
•	Adjusted EBITDA generated by the operating segments before allocation of corporate expenses was $25.0 million, compared to $26.3 million in the prior year;
•	Adjusted EBITDA was $18.1 million, compared to $18.4 million in the prior year;
•	Restructuring expense of $3.9 million was recorded as a result of the Company’s continuing strategic assessment;
•
Expense of $4.8 million was recognized in connection with an agreement in principle with the United States Attorney’s Office involving issues related primarily to incomplete reimbursement documentation and delays in resolving overpayments due back to the government;

•	Net loss was $2.3 million, or $0.04 per share, compared to prior year net income of $3.1 million, or $0.06 per diluted share;
•	Net income, excluding the after tax effect of the restructuring and legal settlement charges, was $5.5 million, or $0.10 per diluted share;
•	Current portion of long-term debt decreased from $81.4 million at December 31, 2010 to $48.2 million at March 31, 2011;
•	Cash provided by operating activities was $38.5 million for the six months ended June 30, 2011.

Rick Smith, President and Chief Executive Officer of BioScrip, stated, “In the second quarter, we continued to execute key elements of our strategic assessment and improve our competitive position. We achieved further cost savings, generated operating cash flow of $6.8 million, enabling us to reduce our debt by $4.3 million.  With $18.1 million of Adjusted EBITDA and growing patient census achieved in the quarter, we look forward to building on this momentum in the second half of 2011.”

“Overall, we are making positive steps forward  in establishing ourselves as a recognized national provider of infusion and pharmacy services, and the initiatives we put in place with managed care payors over the last year are beginning to produce results. While there is still more work to be done, we are pleased to see progress as we look to the second half of the year,” concluded Mr. Smith.

Earnings included a $3.9 million restructuring charge associated with our strategic assessment and a $4.8 million charge relating to an agreement in principle with the United States Attorney’s Office in Minneapolis, Minnesota. As previously disclosed, the Company had been responding to subpoenas and requests for information regarding regulatory compliance matters.  The culmination of this process has resulted in the agreement in principle regarding the activities described above relating to BioScrip and its predecessor companies. Under the proposed terms of the agreement in principle, the government, including Medicare and all Medicaid agencies, will release the Company from all further liability relating to the matters at issue.

Results of Operations

Second Quarter 2011 versus Second Quarter 2010

Revenue for the second quarter of 2011 totaled $441.4 million, compared to $412.0 million for the same period a year ago, an increase of $29.4 million or 7.1%. Infusion/Home Health Services revenue for the second quarter of 2011 was $109.3 million compared to $106.7 million in the prior year, an increase of $2.6 million or 2.5%. Pharmacy Services revenue for the second quarter of 2011 was $332.1 million, compared to $305.4 million for the prior year period, an increase of $26.7 million or 8.7%.

Consolidated gross profit for the second quarter of 2011 was $76.2 million, or 17.3% of revenue, compared to $73.5 million, or 17.8% of revenue, for the second quarter of 2010.  The decrease in gross profit percentage from 2010 to 2011 was primarily the result of changes in the patient mix and reduced reimbursement rates on certain payor contracts.

Second quarter 2011 operating income was $4.5 million, including $8.7 million of restructuring and legal settlement charges, compared to operating income of $13.5 million for the second quarter of 2010.

During the second quarter of 2011, BioScrip generated $25.0 million of segment Adjusted EBITDA, or 5.7% of total revenue, compared to $26.3 million, or 6.4% of total revenue in the prior year. The Infusion/Home Health segment generated $10.9 million of Adjusted EBITDA, or 10.0% of segment revenue. This compares to $13.9 million, or 13.0% of segment revenue in the prior year and primarily reflects the impact of moving certain out-of-network patients into contracted relationships. In some markets there was also a change in mix due to less acute discharges from hospitals. The Pharmacy Services segment generated $14.1 million of segment Adjusted EBITDA, or 4.2% of segment revenue. This compares to $12.4 million, or 4.1% of segment revenue in the prior year.

On a consolidated basis, BioScrip reported $18.1 million of Adjusted EBITDA during the second quarter of 2011, or 4.1% of total revenue, compared to $18.4 million, or 4.5% of total revenue, in the prior year.

Interest expense in the second quarter of 2011 was $7.2 million, compared to $8.2 million for the same period in 2010. The decrease is due to an amendment executed in December, 2010, that replaced the term loan with a revolving line of credit with a lower effective interest rate.

Net loss for the second quarter of 2011 was $2.3 million, or $0.04 per share, compared to net income of $3.1 million, or $0.06 per diluted share, in the prior year period.

Six Months Ended 2011 versus Six Months Ended 2010

Revenue for the six months ended June 30, 2011 was $880.7 million compared to $747.1 million for the comparable period a year ago. Infusion/Home Health Services segment revenue for the six months ended June 30, 2011 was $219.8 million, compared to $152.8 million for the same period a year ago, an increase of $67.0 million, or 43.9%, primarily as a result of the CHS acquisition in March 2010. Pharmacy Services segment revenue for the six months ended June 30, 2011 was $660.9 million compared to revenue of $594.3 million for the same period a year ago, an increase of $66.6 million, or 11.2%.

Consolidated gross profit for the six months ended June 30, 2011 was $153.5 million compared to $112.4 million for the same period a year ago. Gross profit as a percent of revenue for the six months ended June 30, 2011 was 17.4%, compared to 15.1% for the same period in 2010.

For the six months ended June 30, 2011, BioScrip generated $50.0 million of segment Adjusted EBITDA, or 5.7% as a percentage of total revenue, compared to $37.2 million, or 5.0% of total revenue for the prior year period. The Infusion/Home Health segment reported $22.5 million of segment Adjusted EBITDA, or 10.2% of Infusion/Home Health segment revenue, compared to $16.8 million, or 11.0% of Infusion/Home Health segment revenue, in the prior year period. The Pharmacy Services segment generated $27.6 million of segment Adjusted EBITDA, or 4.2% as a percentage of Pharmacy Services segment revenue, compared to $20.4 million, or 3.4% of that segment's revenue in the prior period.

On a consolidated basis, BioScrip reported $34.7 million of Adjusted EBITDA for the six month period ended June 30, 2011, or 3.9% of total revenue compared to $21.1 million, or 2.8% of total revenue in the prior year period. The increase was primarily related to the acquisition of CHS.

Interest expense for the six months ended June 30, 2011 was $14.4 million, compared to $11.4 million for the same period in 2010. The increase was related to debt issued in connection with the March 2010 acquisition of CHS.

An income tax benefit of $0.1 million was recorded for the six months ended June 30, 2011 on pre-tax net income of $0.5 million. The effective tax rate for the six month period is below the statutory rate due to a reduction in our valuation allowance that offsets the expense generated by year-to-date earnings. This compares to an income tax benefit of $0.1 million recorded for the six months ended June 30, 2010 on a pre-tax net loss of $4.2 million.

Net income for the six months ended June 30, 2011 was $0.6 million, or $0.01 per diluted share. This compares to a net loss of $4.0 million or $0.09 per share for the same period last year.

Liquidity and Capital Resources

As of June 30, 2011, BioScrip had working capital of $55.9 million compared to $50.1 million at December 31, 2010. The increase was primarily due to repayments made on the line of credit facility funded by cash from operating activities.  Cash from operating activities is expected to be sufficient to fund anticipated working capital requirements, information technology investments, scheduled interest repayments and other cash needs for at least the next twelve months.

As of June 30, 2011, the Company had outstanding borrowings of $48.2 million under its senior secured revolving credit facility compared to $81.4 million as of December 31, 2010.

Conference Call

BioScrip will host a conference call to discuss its second quarter 2011 financial results on August 8, 2011 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-954-0650 (US), or 212-231-2900 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for 48 hours after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21533779. An audio web cast and archive of the conference call will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home health services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications and home health services. Our services are designed to improve clinical outcomes with chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements – Safe Harbor
This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Reconciliation to Non-GAAP Financial Measures
EBITDA or earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, which excludes equity-based compensation, acquisition, integration, severance, bad debt relating to CAP contract termination and legal settlement costs, and segment Adjusted EBITDA, which excludes from Adjusted EBITDA certain corporate overhead, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

Contacts:

Lisa Wilson
In-Site Communications, Inc.
917-543-9932

Meaghan Repko or Bryan Darrow
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449